DIAMOND HOME SERVICES ANNOUNCES EXTENSION
                      OF FORBEARANCE AGREEMENT WITH LENDERS

Woodstock, IL -- (October 5, 1999) -- Diamond Home Services, Inc. (NASDAQ: DHMS) announced today that it has extended through October 18, 1999 its forbearance agreement with its lenders, which was scheduled to expire September 29, 1999.

In connection with this extension, the Company did not make the $1.1 million principal payment to its lenders due September 30, 1999 on the Company's $18 million term notes due 2003. Under the terms of the extension, the bank group will forbear from exercising any remedies with respect to this payment default. The extension allows the Company to complete its fourth quarter 1999 and year 2000 revised operating plans before negotiating amended terms with its bank group and other significant creditors.

The Company also suspended indefinitely payments on certain other non-operating obligations, including a $3.4 million note given to former shareholders of Reeves Southeastern Corporation in connection with the Company's acquisition of Reeves.

In addition, the Company announced today that, as expected, its third quarter 1999 revenues will be below comparative year ago revenues and that it anticipates operating losses for the third quarter and forth quarters 1999. The reduced revenues and anticipated operating losses are primarily attributable to the Company's installed home improvement businesses.

Diamond Home Services, Inc. is a leading national marketer and contractor of installed home improvement products, including roofing systems, gutters, doors, and fencing. The Company, through its subsidiary, Reeves Southeastern Corporation, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the U.S. Reeves Southeastern operates 32 distribution centers primarily in the eastern half of the U.S. In addition, Reeves Southeastern furnishes and installs private-label fencing home improvement products. Through its subsidiary Diamond Exteriors, Inc.(R) the Company markets installed home improvement products and services directly to consumers, primarily under the "SEARS" name. Through its finance subsidiary Marquise Financial Services, Inc. the Company also offers financing to its customers. The Company has home consultants located in major cities across the U.S., providing the Company with a presence in markets covering approximately 80% of the owner-occupied households in the U.S.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on home consultants and on the availability of qualified independent installers, lead activity and costs related thereto, the outcome of discussions with its creditors and other constituencies, and conditions in the installed home improvement industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the Company's most recent annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's most recent annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.